                                                                    Exhibit 12
                                                                    ----------

                         BECTON, DICKINSON AND COMPANY

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     (All Amounts in Millions Except for
                     Ratio of Earnings to Fixed Charges)


                                      (Unaudited)                             Year Ended September 30,
                                      -----------      -------------------------------------------------------------------
                                          Six
                                         Months
                                         Ended

                                       March 31,
   Earnings:                             1997           1996          1995            1994            1993            1992
                                        -------         ----          ----            ----            ----            ----

Income Before Income Taxes and
 Cumulative Effect of Accounting
 Changes.............................   $198.3         $393.7        $349.6          $296.2          $222.9          $269.5

Undistributed (Earnings)/Losses of
 Less Than 50%-Owned Companies
 Carried at Equity...................        -              -             -               -             0.2            (1.2)

Net Capitalized Interest.............      1.6            4.5           7.2             5.7             3.3           (10.9)

Fixed Charges........................     35.0           75.8          80.5            84.0            90.9            96.0
                                        ------         ------        ------          ------          ------          ------
 Earnings as Adjusted................   $234.9         $474.0        $437.3          $385.9          $317.3          $353.4
                                        ======         ======        ======          ======          ======          ======
Fixed Charges:

 Interest Cost (1)...................   $ 27.2         $ 59.5        $ 64.7          $ 68.4          $ 74.9          $ 81.8

 Interest Allocable to Rents (2).....      7.5           15.0          15.3            15.0            15.5            13.7

 Amortization of Debt Expense........      0.3            1.3           0.5             0.6             0.5             0.5
                                        ------         ------        ------          ------          ------          ------
 Fixed Charges.......................   $ 35.0         $ 75.8        $ 80.5          $ 84.0          $ 90.9          $ 96.0
                                        ======         ======        ======          ======          ======          ======
Ratio of Earnings to Fixed Charges        6.71           6.25          5.43            4.59            3.49            3.68
                                        ======         ======         ======          ======          ======          ======

(1) Includes interest expense and interest capitalized in accordance with FASB Statement No. 34.

(2) Represents an appropriate portion of rental expense.